Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS FOR
FISCAL 2015 FOURTH QUARTER AND FULL YEAR

Announces Board Authorization of Quarterly Dividend Program; Declares Initial $.125 Dividend

•	Quarterly Net Earnings per Diluted Share of $1.91, Including Approximately $.06 of a Net Benefit for Certain Non-Recurring Items
•	Quarterly Net Sales Increase of Approximately 2.4%; 2.8% on a Constant Currency Basis
•	Quarterly Comparable Sales Increase of Approximately 1.7%; 2.1% on a Constant Currency Basis
•	Full Year Net Earnings per Diluted Share of $5.10, Including Approximately $.06 of a Net Benefit for Certain Non-Recurring Items

UNION, New Jersey, April 6, 2016 --- Bed Bath & Beyond Inc. (NASDAQ:BBBY) today reported financial results for the fourth quarter and full year of fiscal 2015 ended February 27, 2016.

Fourth Quarter Results

For the fourth quarter of fiscal 2015, the Company reported net earnings of $1.91 per diluted share ($303.5 million) compared with $1.80 per diluted share ($321.1 million) for the fourth quarter of fiscal 2014. Net earnings per diluted share for the fourth quarter of fiscal 2015 includes approximately $.06 per diluted share of a net benefit for certain non-recurring items, including a favorable state audit settlement. Net sales for the fourth quarter of fiscal 2015 were approximately $3.4 billion, an increase of approximately 2.4% from net sales of approximately $3.3 billion reported in the fourth quarter of fiscal 2014. Net sales on a constant currency basis (a non-GAAP measure) increased by approximately 2.8% for the fourth quarter of fiscal 2015. Comparable sales in the fourth quarter of fiscal 2015 increased by approximately 1.7%, compared with an increase of approximately 3.7% in last year’s fiscal fourth quarter. Comparable sales on a constant currency basis (a non-GAAP measure) increased by 2.1% for the fourth quarter of fiscal 2015. Comparable sales from customer-facing digital channels grew in excess of 25% while comparable sales from stores were relatively flat during the fourth quarter of fiscal 2015.

Fiscal 2015 Full Year Results

For the fiscal full year, the Company reported net earnings of $5.10 per diluted share ($841.5 million) compared with $5.07 per diluted share ($957.5 million) in the corresponding period a year ago. Net earnings per diluted share for the fiscal full year includes approximately $.06 per diluted share of a net benefit for certain non-recurring items. Net sales for fiscal 2015 were approximately $12.1 billion, an increase of approximately 1.9% from net sales of approximately $11.9 billion in fiscal 2014. Net sales on a constant currency basis increased by approximately 2.3% for fiscal 2015. Comparable sales increased by approximately 1.0% for fiscal 2015, compared with an increase of approximately 2.4% in fiscal 2014. Comparable sales on a constant currency basis increased by approximately 1.4% for fiscal 2015.

“We are pleased to have completed another successful year,” said Steven H. Temares, Chief Executive Officer and Member of the Board of Directors of Bed Bath & Beyond Inc. “Our fiscal 2015 financial performance reflects the benefit of the significant investments in our business, steady progress on our strategic initiatives, and the return of more than $1.1 billion to our shareholders through share repurchase.”

Temares added, “We reported fiscal 2015 net earnings per diluted share of $5.10 including a $.06 net benefit for certain non-recurring items. Excluding this net benefit, we were at $5.04, which marks the fourth year in a row that we have been in this four-and-a-half to just over five dollar range since we entered a heavy investment phase several years ago, and we believe we can again achieve earnings per share at the high end of this range this year and, in the event our comp is higher than the 1% to 2% range we’re modeling, exceed it.”

Capital Allocation

In recognition of the Company’s strong cash flow generation, and confidence in the business, as well as to provide a more balanced approach to returning value to shareholders, the Company’s Board of Directors has authorized today a quarterly dividend program, and declared an initial quarterly dividend of $.125 per share, to be paid on July 19, 2016 to shareholders of record as of June 17, 2016.

During the fourth quarter of fiscal 2015, the Company repurchased approximately $327 million of its common stock, representing approximately 7.0 million shares. The Company completed its $2.0 billion share repurchase program and began repurchasing shares under its new $2.5 billion authorization during the quarter. This new authorization was approved by the Board in September 2015, and had a remaining balance of approximately $2.3 billion as of February 27, 2016.

Fiscal 2016 Outlook

The Company provided fiscal 2016 full-year modeling assumptions during its fourth quarter and full year fiscal 2015 quarterly conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in-store, online, with a mobile device or through a contact center. The Company has the developing ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, worldmarket.com, buybuybaby.com, christmastreeshops.com, harmondiscount.com, and ofakind.com. As of February 27, 2016, the Company had a total of 1,530 stores, including 1,020 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 276 stores under the names of World Market, Cost Plus World Market or Cost Plus, 105 buybuy BABY stores, 78 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 51 stores under the names Harmon or Harmon Face Values. During the fiscal fourth quarter, the Company opened one Bed Bath & Beyond store, five buybuy BABY stores, two Cost Plus World Market stores and one Harmon store, and closed three Bed Bath & Beyond stores and two Cost Plus World Market stores. In addition, the Company is a partner in a joint venture which operates seven stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, such as net sales on a constant currency basis, which is intended to provide visibility into the Company’s operations by excluding the effects of foreign currency exchange rate fluctuations.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Janet M. Barth	(908) 613-5820
Kenneth C. Frankel	(908) 855-4554

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	February 27,	February 28,	February 27,	February 28,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)

Net sales	$3,417,892	$3,336,593	$12,103,887	$11,881,176

Cost of sales	2,097,976	2,010,718	7,483,577	7,261,397

Gross profit	1,319,916	1,325,875	4,620,310	4,619,779

Selling, general and administrative expenses	821,334	793,707	3,205,407	3,065,486

Operating profit	498,582	532,168	1,414,903	1,554,293

Interest expense, net	24,452	19,267	87,458	50,458

Earnings before provision for income taxes	474,130	512,901	1,327,445	1,503,835

Provision for income taxes	170,586	191,840	485,956	546,361

Net earnings	$303,544	$321,061	$841,489	$957,474

Net earnings per share - Basic	$1.93	$1.83	$5.15	$5.13
Net earnings per share - Diluted	$1.91	$1.80	$5.10	$5.07

Weighted average shares outstanding - Basic	157,228	175,764	163,257	186,659
Weighted average shares outstanding - Diluted	158,717	178,135	165,016	188,880

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	February 27,	February 28,
	2016	2015
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$515,573	$875,574
Short term investment securities	86,197	109,992
Merchandise inventories	2,848,119	2,731,881
Other current assets	376,073	366,156

Total current assets	3,825,962	4,083,603

Long term investment securities	71,289	97,160
Property and equipment, net	1,725,043	1,676,700
Goodwill	487,169	486,279
Other assets	389,477	415,251

	$6,498,940	$6,758,993

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,100,958	$1,156,368
Accrued expenses and other current liabilities	409,445	403,547
Merchandise credit and gift card liabilities	297,930	306,160
Current income taxes payable	58,892	76,606

Total current liabilities	1,867,225	1,942,681

Deferred rent and other liabilities	499,368	493,137
Income taxes payable	72,807	79,985
Long term debt	1,500,000	1,500,000

Total liabilities	3,939,400	4,015,803

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000
shares; no shares issued or outstanding	-	-

Common stock - $0.01 par value; authorized - 900,000 shares;
issued 337,613 and 336,667 shares, respectively;
outstanding 156,690 and 174,178 shares, respectively	3,377	3,367
Additional paid-in capital	1,884,813	1,796,692
Retained earnings	10,394,865	9,553,376
Treasury stock, at cost; 180,923 and 162,489 shares, respectively	(9,668,517)	(8,567,932)
Accumulated other comprehensive loss	(54,998)	(42,313)

Total shareholders' equity	2,559,540	2,743,190

	$6,498,940	$6,758,993

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended

	February 27,	February 28,
	2016	2015

	(unaudited)
Cash Flows from Operating Activities:

Net earnings	$841,489	$957,474
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	273,947	239,193
Stock-based compensation	66,965	66,539
Excess tax benefit from stock-based compensation	(10,370)	(14,561)
Deferred income taxes	56,997	(22,295)
Other	398	(2,244)
(Increase) decrease in assets:
Merchandise inventories	(121,748)	(161,506)
Trading investment securities	(2,270)	(9,530)
Other current assets	(16,171)	19,012
Other assets	(27,904)	(254)
(Decrease) increase in liabilities:
Accounts payable	(48,148)	44,563
Accrued expenses and other current liabilities	6,694	18,494
Merchandise credit and gift card liabilities	(7,872)	22,520
Income taxes payable	(15,036)	17,656
Deferred rent and other liabilities	15,213	3,428

Net cash provided by operating activities	1,012,184	1,178,489

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(103,017)	(298,094)
Redemption of held-to-maturity investment securities	126,875	677,500
Redemption of available-for-sale investment securities	28,905	-
Capital expenditures	(328,395)	(330,637)

Net cash (used in) provided by investing activities	(275,632)	48,769

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	9,109	41,197
Proceeds from issuance of senior unsecured notes	-	1,500,000
Payment of deferred financing costs	-	(10,092)
Payment of other liabilities	(7,646)	-
Excess tax benefit from stock-based compensation	10,370	14,561
Repurchase of common stock, including fees	(1,100,585)	(2,250,597)

Net cash used in financing activities	(1,088,752)	(704,931)

Effect of exchange rate changes on cash and cash equivalents	(7,801)	(13,269)

Net (decrease) increase in cash and cash equivalents	(360,001)	509,058

Cash and cash equivalents:
Beginning of period	875,574	366,516
End of period	$515,573	$875,574

Certain reclassifications have been made to the fiscal 2014 cash flows to conform to the fiscal 2015 consolidated cash flows presentation.